EXHIBIT 99.3






                     [LOGO]             [LOGO]


 Contacts:

 John Danielson      Wendy Raway        Donald F. Bowler, Jr.  Mary B. Ruble
 Investor Relations  Media Relations    Patricia Stanton       Karen Tolvstad
 First Bank System   First Bank System  Investor Relations     Media Relations
 (612) 973-2261      (612) 973-2429     U.S. Bancorp           U.S. Bancorp
                                        (503) 275-5702         (503) 275-6200


                    FIRST BANK SYSTEM TO ACQUIRE U.S. BANCORP

  MERGER CREATES $70 BILLION BANKING ORGANIZATION IN 17 CONTIGUOUS STATES UNDER
            THE NAME U.S. BANCORP; HEADQUARTERS TO BE IN MINNEAPOLIS

              MINNEAPOLIS/PORTLAND, March 20, 1997 -- First Bank System, Inc. (NYSE:FBS) and U.S. Bancorp (NASDAQ:USBC) today announced the signing of a definitive agreement for FBS to acquire Port-land, Oregon-based U.S. Bancorp. The resulting company, which will be called U.S. Bancorp, will create the 8th largest bank-ing organization in the U.S. based on market capitalization, and the 14th largest banking organization based on assets. The combined organization will serve nearly 4 million households and 475,000 businesses in 17 contiguous states.

              Under terms of the agreement, U.S. Bancorp shareholders will receive a tax-free exchange of 0.755 shares of FBS common stock for each share of U.S. Bancorp common stock. Based on FBS's closing stock price on March 19, 1997, this exchange ratio represents a price of $59.08 for each U.S. Bancorp share, resulting in a purchase price of approximately $9 billion.

              "Together, our combined company will become the best-performing major bank in the United States, a regionally-based, nationally-competitive bank that uses technology to drive superior efficiency and customer service," said John F. Grundhofer, chairman, president and chief executive officer of First Bank System. "Our regions are contiguous, compatible and are in attractive growth markets. Our banks both have strong market presence. Our business strategies are virtually iden-tical. Our business lines and products complement each other. And each of us has special skills and resources to offer the other. You could live a couple of lifetimes without finding another fit this good."

              Grundhofer will serve as the president and chief executive officer of the combined organization. U.S. Bancorp chairman and CEO, Gerry B. Cameron, will serve as chairman until his retirement in 1998. Joining Grundhofer's current direct reports will be Gary T. Duim and Robert D. Sznewajs, who will be vice chairmen in the new U.S. Bancorp.

              Cameron said, "U.S. Bancorp and First Bank System both have strong reputations for superior customer service, excel-lent employees, community involvement and future-focused think-ing. These two organizations will integrate very well. Em-ployees will be key to the future success of the combined com-pany as we provide customers with enhanced products and ser-vices over a wider geographic territory."

              The transaction is expected to be accretive to FBS earn-ings per share in the second quarter of 1998, nine months after closing. By 1999, FBS estimates earnings per share accretion of approximately 8 percent. FBS said it would incur pre-tax merger-related charges totaling $625 million through the second quarter of 1998. The acquisition will be accounted for as a pooling. The FBS board of directors has rescinded its stock repurchase authorization. In connection with the merger agree-ment, FBS and U.S. Bancorp have each granted the other an op-tion for 19.9% of its outstanding shares exercisable under cer-tain circumstances with a potential value of between $200 million and $300 million.

              FBS estimated that an expense reduction of approximately $340 million (pre-tax), or stated as a percentage, representing 28 percent of U.S. Bancorp's operating expenses, would be created by centralizing data processing, staff functions and some operations functions as well as through standardizing products, improving technology, and branch efficiencies and offering customers increased alternative delivery channels for bank products and services. The companies estimated that their combined operating expenses would be reduced by 14 percent.

              The companies said that as with any merger of this magni-tude, job loss at both organizations will be unavoidable. Approximately 4,000 positions will be eliminated, however, both companies said they were committed to do whatever they could to minimize the impact through hiring restrictions, normal attri-tion and redeploying employees into other positions.

              FBS said the transaction would enable it to leverage its unique position in the payment systems business by offering those services to U.S. Bancorp's extensive corporate customer base. FBS is the largest provider of Visa corporate and pur-chasing cards in the world. Other anticipated revenue enhance-ments include capitalizing on FBS' success in home equity lend-ing, exporting U.S. Bancorp's market position and expertise in leasing to FBS' franchise, and bringing First Bank's investment management expertise to U.S. Bancorp's customers.

              The combined organization will use the name U.S. Bancorp and will be headquartered in Minneapolis. "The U.S. Bancorp name better reflects the expanded geographic service area of the combined organizations," Grundhofer explained. FBS said it intends to establish Portland as a major development site for its ongoing technology efforts which will be critical in order to address the needs of the combined organization. "Employees will be part of a stronger, even more dynamic industry leader," Grundhofer noted. "The merger enhances management depth, capi-talizes on shared experience and creates future opportunities for employees of the new U.S. Bancorp.

              "The new U.S. Bancorp will have a strong shared vision in serving customers," Grundhofer added. "The investments that FBS has already made in technology to enhance customer satis-faction and address their needs can be used to the benefit of U.S. Bancorp's customers. And the combined organization will have the critical mass to invest even further in innovative products and services." Cameron also emphasized that the complementary nature of the two companies' businesses and priorities as well as the non-overlapping nature of the markets served by each company would minimize disruption for customers.
         "We are very focused on customer needs," stated Cameron.
         "Mergers can be disruptive and we are determined to make this transition as smooth as possible." Customers will have access to nearly 1,000 branch offices, more than 4,500 ATMs and con-tinued 24-hour customer service. Business customers will con-tinue to have their needs supported through local decision mak-ing as well as over 80 products and services.

              "Both companies have strong records as community partners and we are totally committed to continuation of that record. Our mutual focus has been one of community development and re-investment initiatives that build economically strong neighbor-hoods and contribute to the quality of life. The effort has earned both our companies outstanding Community Reinvestment Act (CRA) ratings in our major markets, as well as a high de-gree of community goodwill," Grundhofer noted.

              The FBS and U.S. Bancorp boards of directors will be com-bined. FBS currently has 16 directors; U.S. Bancorp currently has 12 directors. The boards of both organizations have unani-mously approved the acquisition. The acquisition is contingent upon regulatory and shareholder approvals and is expected to close in the third quarter of 1997.

              First Bank System is a regional bank holding company head-quartered in Minneapolis with assets of $36.5 billion. The Company provides complete financial services to individuals and institutions through 9 banks, a savings association and other financial companies with 359 banking offices and 15 nonbanking offices, located primarily in the 11 states of Minnesota, Colo-rado, Nebraska, North Dakota, South Dakota, Montana, Illinois, Wisconsin, Iowa, Kansas and Wyoming.

              Northwest-based U.S. Bancorp is the 26th largest bank holding company in the nation, with assets of $33.3 billion. The company has 636 branches and provides comprehensive finan-cial products and services to consumers and businesses in Oregon, Washington, Idaho, Nevada, Northern California and Utah.

                               Merger Summary Table

                 Name                           U.S. Bancorp
                 Headquarters                   Minneapolis
                 Purchase Price                 Approximately $9 billion
                 Exchange Ratio                 0.755
                 Current Price Per Share        $59.08

         A NEWS MEDIA TELECONFERENCE WILL BE HELD AT 12:30 P.M. (EASTERN STANDARD TIME) ON THURSDAY, MARCH 20. TO PARTICIPATE IN THE CALL, PLEASE CALL (800) 251-6682. ASK TO BE CONNECTED TO THE FIRST BANK SYSTEM/U.S. BANCORP TELECONFERENCE. INTERNATIONAL CALLERS, PLEASE CALL (706) 645-9723.

         /Photo available on AP PhotoExpress Network (7:00 am, March 20, 1997, and PRN 1. PRN 2); via NewsCom, 305-448-8411 or http://
         www.newscom.com; or via PressLink Online, 703-758-1740/

                           Forward-Looking Information

                 This news release contains estimates of future operat-ing results for 1997, 1998 and 1999 for both First Bank System, Inc. and U.S. Bancorp on a stand-alone and pro forma combined basis, as well as estimates of financial condition, operating efficiencies and revenue creation on a combined basis. These estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of
         1995), which involve significant risks and uncertainties. Ac-tual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) ex-pected cost savings from the Merger cannot be fully realized or realized within the expected time frame; (2) revenues following the Merger are lower than expected; (3) competitive pressures among depository institutions increase significantly; (4) costs or difficulties related to the integration of the business of FBS and USBC are greater than expected; (5) changes in the in-terest rate environment reduce interest margins; (6) general economic conditions, either nationally or in the states in which the combined company will be doing business are less favorable than expected; and (7) legislation or regulatory changes adversely affect the business in which the combined company would be engaged.

                                 PRO FORMA RECAP

                              THE "NEW" U.S. BANCORP
                      HEADQUARTERS:  MINNEAPOLIS, MINNESOTA

                                                                   NATIONAL
                                 FBS       U.S. BANCORP  COMBINED    RANK
                                 ---       ------------  --------  --------

 ASSETS ($ billions)             $37       $33           $70       14th

 MARKET CAPITALIZATION           $10.5     $8.5          $19        8th
 ($ billions)

 DEPOSITS ($ billions)           $24       $25           $49

 RETURN ON ASSETS                1.88%     1.43%         2.00+%
 RETURN ON EQUITY                21.4%     17.1%         Mid 20s
 NET INTEREST MARGI              4.89%     5.32%         5.00+%
 EFFICIENCY RATIO                46.8%     55.2%         Low 40s

 STATES                          11        6             17
 BRANCHES
         Traditional             327       578           905
         Store-based              32        58            90

 ATMS                            3,265     1,300         4,565      3rd

 CUSTOMERS
   Households (millions)         1.9       2.0           3.9
   Businesses (thousands)        225       250           475

 COMBINED PRODUCT STRENGTHS    ($ millions)
   Home Equity Loans             $3,263    $1,654        $ 4,917    9th
   Other Consumer Loans           6,699     4,111         10,810   13th
   Small Business Loans           1,535     2,108          3,643    6th

 MUTUAL FUNDS ($ billions)       $12.8     $ 2.5         $ 15.3
 ASSETS UNDER MANAGEMENT
   ($ billions)                   39.3      10.2           49.5
 TOTAL TRUST FEE REVENUES
   ($ millions)                  230.7      71.6          302.3

 CUSTOMER CALLS USING
   TELEPHONE BANKING (per year) 46 million 42 million    88 million